Exhibit 2.2

ENTERED
01/25/2017

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	§	Case No. 16-36326 (MI)
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ILLINOIS POWER GENERATING	§	Chapter II
COMPANY,	§
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Debtor.(1)	§
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ORDER APPROVING DEBTOR’S DISCLOSURE STATEMENT FOR, AND
CONFIRMING, THE DEBTOR’S PREPACKAGED CHAPTER 11 PLAN
[Related to Docket Nos. 6 and 15]

Illinois Power Generating Company (the “Debtor”) having:

•                       commenced, on December 9, 2016 (the “Petition Date”), this chapter 11 case by filing a voluntary petition for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

•                       filed, on December 9, 2016, the Prepackaged Chapter 11 Plan of Reorganization of Illinois Power Generating Company, dated November 7, 2016 [Docket No. 15] (as may be amended or modified, the “Plan”)(2);

•                       filed, on December 9, 2016, the Offering Memorandum and Indenture Consent Solicitation Statement and Disclosure Statement Soliciting Acceptances of a Prepackaged Plan of Reorganization [Docket No. 14] (as may be amended or modified, the “Disclosure Statement”);

•                       filed, on December 9, 2016, Debtor’s Emergency Motion for Entry of an Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of Plan; (II) Fixing Deadline to Object to Disclosure Statement and Prepackaged Plan; (III) Approving (A) Prepetition Solicitation Procedures, (B) Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline, And (C) Form of Eligibility Letter; (IV) Approving Procedures For Assumption of Contracts and Leases and Form and Manner of Cure Notice; (V) Conditionally (A) Directing the

(1)           The Debtor in this chapter 11 case is Illinois Power Generating Company and the last four digits of its federal tax identification number are 5586. The location of the Debtor’s corporate headquarters and the Debtor’s service address is: 601 Travis Street, Suite 1400, Houston, Texas 77002.

(2)           Capitalized terms used, but not otherwise defined herein, have the meanings given to them in the Plan.

United States Trustee Not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement of Filing Statements of Financial Affairs and Schedules of Assets and Liabilities; and (VI) Granting Related Relief [Docket No. 6] (the “Confirmation Motion”);

•             caused to be filed, on December 9, 2016, the Declaration of Jane Sullivan on Behalf of Epiq Bankruptcy Solutions, LLC Regarding Service of Solicitation Packages and Tabulation of Ballots Cast on Prepackaged Chapter 11 Plan of Reorganization of Illinois Power Generating Company [Docket No. 19] (the “Voting Certification”);

•             delivered and published (the “Publication Notice”) the Notice of (I) Commencement of Prepackaged Case Under Chapter 11 of the Bankruptcy Code, (II) Combined Hearing on the Disclosure Statement, Confirmation of the Prepackaged Chapter 11 Plan, and Related Matters, and (III) Objection Deadlines And Summary of Prepackaged Plan [Docket No. 48 (Exhibit 1)] (the “Confirmation Hearing Notice”) as proposed by the Debtor in the Confirmation Motion, as set forth in the Affidavit of Service [Docket No. 86] (the “Service Affidavit”) and the Notice of Filing of Affidavits of Publication [Docket No. 118] (the “Publication Verification”);

•             delivered the Illinois Power Generating Company Eligibility Letter [Docket No. 48 (Exhibit 2)] as proposed by the Debtor in the Confirmation Motion, as set forth in the Affidavit of Service [Docket No. 42];

•             filed, on December 30, 2016, the Notice of Filing of Plan Supplement [Docket No. 108] (as may be amended or modified, the “Plan Supplement”);

•             filed, on January 21, 2017, the Notice of Filing of Supplement to Plan Supplement [Docket No. 138] (the “Supplement to Plan Supplement”);

•             filed, on January 23, 2017, the Declaration of Jeff Hunter, Chief Restructuring Officer of the Debtor, in Support of Confirmation of Prepackaged Chapter 11 Plan of Reorganization of Illinois Power Generating Company [Docket No. 154] (the “Declaration”) in support of confirmation of the Plan and the Declaration having been admitted into evidence at the Confirmation Hearing held on January 25, 2017 (the “Confirmation Hearing”);

•             filed, on January 23, 2017, the Debtor’s Memorandum of Law in Support of an Order Approving Disclosure Statement and Confirming Prepackaged Chapter 11 Plan of Reorganization [Docket No. 153] (the “Confirmation Brief”) in support of confirmation of the Plan; and

•             operated its business and managed its properties during the Chapter 11 Case as debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

The Bankruptcy Court having:

•             entered the Order (I) Scheduling Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of Plan; (II) Fixing Deadline to Object to Disclosure Statement and Prepackaged Plan; (III) Approving (A) Prepetition Solicitation Procedures, (B) Form and Manner of Notice of Commencement, Combined Hearing, and Objection Deadline, And (C) Form of Eligibility Letter; (IV) Approving Procedures For Assumption of Contracts and Leases and Form and Manner of Cure Notice; (V) Conditionally (A) Directing the United States Trustee Not to Convene Section 341 Meeting of Creditors and (B) Waiving Requirement of Filing Statements of Financial Affairs and Schedules of Assets and Liabilities; and (VI) Granting Related Relief [Docket No. 48] (the “Solicitation Order”);

•             set January 16, 2017 at 4:00 p.m. (Central Time) as the deadline for filing objections as to the adequacy of the Disclosure Statement or confirmation of the Plan as set forth in the Solicitation Order;

•             set January 25, 2017 at 1:30 p.m. (Central Time) as the date and time for the Confirmation Hearing as set forth in the Solicitation Order;

•             reviewed the Plan, the Disclosure Statement, the Confirmation Motion, the Plan Supplement, the Confirmation Brief, the Declaration, the Voting Certification, the Confirmation Hearing Notice, the Publication Notice, the Service Affidavit, the Publication Verification and all filed pleadings, exhibits, statements and comments regarding approval of the Disclosure Statement and Confirmation, including all responses or objections to adequacy of the Disclosure Statement or confirmation of the Plan raised at or prior to the Confirmation Hearing (collectively, the “Objections”);

•             held the Confirmation Hearing on January 25, 2017;

•             heard the statements and arguments made by counsel with respect to approval of the remaining relief requested in the Confirmation Motion;

•             heard the statements and arguments made by counsel in respect of approval of the Disclosure Statement and Confirmation;

•             overruled all Objections, except as otherwise stated or indicated on the record;

•             taken judicial notice of all papers and pleadings filed in the Chapter 11 Case; and

•             considered all oral representations, testimony, documents, filings and other evidence regarding approval of the Disclosure Statement and Confirmation.

NOW, THEREFORE, it appearing to the Bankruptcy Court that notice of the Confirmation Hearing and the opportunity for any party in interest to object to approval of the Disclosure Statement and Confirmation having been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of approval of the Disclosure Statement and Confirmation and other evidence presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following findings of fact and conclusions of law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.            Findings and Conclusions. The findings and conclusions set forth herein and on the record of the Confirmation Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.            Jurisdiction; Venue; Core Proceeding (28 U.S.C. §§ 157(b) and 1334(a)). The Bankruptcy Court has jurisdiction over the Chapter 11 Case pursuant to 28 U.S.C. § 1334. Approval of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b), and the Bankruptcy Court has jurisdiction to enter a Final Order with respect thereto. Venue is proper before the Bankruptcy Court pursuant to 28 U.S.C. §§ 1408 and 1409.

C.            Findings Regarding the Debtor. The Debtor has been duly incorporated under the laws of the state of Illinois. It is in good standing in the jurisdiction in which it has been incorporated and is registered and/or authorized to do business in the jurisdictions in which such authorization is necessary for the implementation, effectuation, and consummation of the Plan. As debtor-in-possession, the management of the Debtor, including but not limited to its board of directors and officers, is and was duly authorized and empowered to take any and all such actions contemplated by and giving rise to the Plan. Each action, agreement, and transaction contemplated by the Plan and this Confirmation Order, and all related actions, agreements, and transactions necessary to implement, effectuate, and confirm the Plan, are authorized and lawful. The Debtor, acting by and through its directors and officers, is duly authorized and empowered to take any and all such actions as any of these may determine are necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order. The Debtor has been duly authorized, or is empowered to duly authorize, each of the acts, documents, agreements, and transactions contemplated in the Plan and this Confirmation Order to implement, effect, and consummate the Plan. The Debtor is an eligible debtor under Section 109 of the Bankruptcy Code and is a proper plan proponent under Section 1121(a) of the Bankruptcy Code.

D.            Dynegy as Affiliate. Dynegy is an affiliate of the Debtor, participating in a joint plan with the Debtor for purposes of Section 1145 of the Bankruptcy Code.

E.            Judicial Notice. The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Case maintained by the Clerk of the Bankruptcy Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Case.

F.             Burden of Proof. The Debtor has the burden of proving the elements of Sections 1125 and 1129(a) of the Bankruptcy Code by a preponderance of the evidence. The Debtor has met its burden with respect to each element of Sections 1125 and 1129 of the Bankruptcy Code.

G.          Chapter 11 Petition. On the Petition Date, the Debtor filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court. The Debtor continues to operate its business and manage its properties as a debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code. No committee, trustee, or examiner has been appointed in the Chapter 11 Case.

H.         Adequacy of Disclosure. The Disclosure Statement contains “adequate information” within the meaning of Section 1125 of the Bankruptcy Code and is hereby approved in all respects.

I.           Transmittal of Plan Materials. In satisfaction of Sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rule 2002(b), on or about December 13, 2016, the Debtor, through Epiq Bankruptcy Solutions, LLC (the “Claims Agent”), mailed the Confirmation Hearing Notice to, among others, known holders of Claims against or Interests in the Debtor [see Docket No. 86]. Further, on December 27, 2016, the Debtor published the Publication Notice in USA Today, Houston Chronicle and Peoria Star Journal. The Confirmation Hearing Notice and the Publication Notice notified holders of Claims and Interests and other parties of the deadline and procedures for filing objections to the Plan and the Disclosure Statement and that January 25, 2017, at 1:30 p.m. (Central Time) was the date and time of the Confirmation Hearing. The Confirmation Hearing Notice and the Publication Notice put parties in interest on notice of the following: (a) that all holders of Allowed Claims in Class 1 (Other Priority Claims), Class 2 (Secured Claims), Class 3 (General Unsecured Claims), Class 4 (Intercompany Claims), and Class 6 (Equity Interests) are Unimpaired under the Plan and, pursuant to Section 1126(f) of the Bankruptcy Code, are presumed to accept the Plan and are not entitled to vote to accept or reject the Plan, and that all holders of Allowed Claims in Class 5 (Noteholder Claims) are Impaired and entitled to vote on the Plan; (b) the proposed classification of their Claims or Interests and the estimated recovery for each Class; and (c) that the Plan contains certain injunction, exculpation, and release provisions.

J.          Notice and Transmittal of Solicitation Materials; Adequacy of Solicitation Notices. The period during which the Debtor solicited acceptances to the Plan and the manner of such solicitation is a reasonable and adequate period of time and appropriate process for creditors to have made an informed decision to accept or reject the Plan. The Plan, the Plan Supplement, the Disclosure Statement, the Solicitation Order, the ballots for voting on the Plan (the “Ballots”), the Confirmation Hearing Notice, the Eligibility Letter and the other materials distributed by the Debtor and/or Dynegy in connection with Confirmation of the Plan (collectively, the “Confirmation Materials”) were transmitted and served [see Docket Nos. 29, 42, 86, 94, 111] in compliance with the Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, the Bankruptcy Local Rules for the Southern District of Texas (the “Bankruptcy Local Rules”), and the procedures set forth in the Solicitation Order. Notice of the Confirmation Hearing was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case. The transmittal and service of the Confirmation Materials complied with the approved Solicitation Procedures (as defined in the Confirmation Motion), was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case, was conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and any other applicable rules, laws, and regulations. Because such transmittal and service were adequate and sufficient, no other or further notice is necessary or shall be required, and due, proper, timely and adequate notice of the Confirmation Hearing and Confirmation Materials has been provided in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules and applicable nonbankruptcy law. The Debtor’s service of the Confirmation Hearing Notice on all known holders of Claims against or Interests in the Debtor, and the publication of the Publication Notice, satisfied Sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, all other applicable provisions of the Bankruptcy Code, and all other applicable rules, laws, and regulations.

K.            Adequacy of Notice. Notice of the Confirmation Hearing was given in compliance with the Bankruptcy Rules, and the materials served in conjunction therewith and the publication of the Publication Notice were good and sufficient notice in accordance with Bankruptcy Rules 2002(b) and 3020(b)(2). See Service Affidavit and Publication Verification [Docket Nos. 86 and 118]. All parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely, and adequate notice in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and applicable non-bankruptcy law. No other or further notice or solicitation is required. All parties in interest had the opportunity to appear and be heard at the Confirmation Hearing and no other or further notice is required.

L.            Voting. On December 9, 2016, the Claims Agent filed the Voting Certification with the Bankruptcy Court. As evidenced by the Voting Certification, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures, and the Bankruptcy Local Rules.

M.           Good Faith Solicitation. Based on the record before the Bankruptcy Court in the Chapter 11 Case, the Debtor, Dynegy, the Consenting Noteholders, and the other Exculpated Parties have acted in “good faith” within the meaning of Section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures, and the Bankruptcy Local Rules in connection with the development of the Plan, all of their respective activities relating to the solicitation of acceptances to the Plan, their participation in the Chapter 11 Case, and the activities described in Section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by Section 1125(e) of the Bankruptcy Code.

N.          Plan Supplement. The filing and notice of the Plan Supplement was proper and in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and the Solicitation Order and no other or further notice is or shall be required. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan as if set forth in full therein. Subject to the terms of the Plan, and only consistent therewith, the Debtor reserves the right to alter, amend, update, or modify the Plan Supplement before the Effective Date (subject, in each case, to the consultation and approval rights and conditions set forth in the Plan and the RSA).

O.          Classes Deemed To Accept the Plan. Class 1 (Other Priority Claims), Class 2 (Secured Claims), Class 3 (General Unsecured Claims), Class 4 (Intercompany Claims), and Class 6 (Equity Interests) are Unimpaired and are deemed to accept the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

P.             Preservation of Causes of Action. Pursuant to the Plan and as set forth in the Disclosure Statement, the Debtor has provided due and sufficient notice that the Plan preserves all Causes of Action as set forth in the Plan or this Confirmation Order.

Q.          Exculpation and Injunctions. Pursuant to Section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the settlements, compromises, releases, exculpations, and injunctions set forth in the Plan, and implemented by this Confirmation Order, are fair, equitable, reasonable, and in the best interests of the Debtor, its Estate, holders of Claims against and Interests in the Debtor and other parties in interest. Such compromises and settlements are made in exchange for adequate consideration; are fair, necessary, equitable, and reasonable; and are integral elements of the resolution of the

Chapter 11 Case in accordance with the Plan. The releases, exculpations and injunctions (i) are within the jurisdiction of the Bankruptcy Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (ii) are an essential means of implementing the Plan pursuant to Section 1123(a)(5) of the Bankruptcy Code; (iii) are an integral element of the Plan; (iv) confer material benefits on, and are in the best interests of, the Debtor, its Estate, and the holders of Claims against and Interests in the Debtor; (v) are important to the overall objectives of the Plan to finally resolve all Claims among or against the parties in interest in the Chapter 11 Case with respect to the Debtor; (vi) are within the reasonable range of litigation outcomes; and (vii) are consistent with Sections 105, 1123, 1129, and other applicable provisions of the Bankruptcy Code and with applicable law. The Declaration, the Confirmation Brief and the record of the Confirmation Hearing and the Chapter 11 Case are sufficient to support the releases, exculpations, and injunctions provided for in the Plan and herein.

R.          Plan’s Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, including, without limitation, Sections 1122 and 1123, thereby satisfying Section 1129(a)(1) of the Bankruptcy Code.

i.                                          Proper Classification (11 U.S.C. §§ 1122 & 1123(a)(1)). In addition to Administrative Claims, Professional Fee Claims, Priority Tax Claims, and Statutory Fees, which are not and do not need to be classified, the Plan designates separate Classes of Claims against and Interests in the Debtor. The Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Interests or the holders of such Claims and Interests have consented to such classification. Thus, the Plan satisfies Sections 1122 and 1123(a)(1) of the Bankruptcy Code.

ii.                                       Specify Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that Class 1 (Other Priority Claims), Class 2 (Secured Claims), Class 3 (General Unsecured Claims), Class 4 (Intercompany Claims), and Class 6 (Equity Interests) are Unimpaired in that the legal, equitable, or contractual rights of holders of Claims and Interests in these Classes are not altered under the Plan, which satisfies Section 1123(a)(2) of the Bankruptcy Code. In addition, Article II of the Plan specifies that Allowed Administrative Claims, Professional Fee Claims, Priority Tax Claims and Statutory Fees will be paid in full in accordance with the terms of the Plan, although these Claims are not classified under the Plan.

iii.                                    Specify Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article III of the Plan provides that holders of Claims in Class 5 (Noteholder Claims) are Impaired under the Plan and clearly specifies the treatment of the Claims in Class 5, thereby satisfying Section 1123(a)(3) of the Bankruptcy Code.

iv.                                   No Discrimination (11 U.S.C. § 1123(a)(4)). Article III of the Plan provides for the same or equivalent treatment by the Debtor for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, which satisfies Section I123(a)(4) of the Bankruptcy Code.

v.                                      Implementation of the Plan (11 U.S.C. § 1123(a)(5)). Article IV of the Plan provides adequate means for the Plan’s implementation, including, without limitation, provisions concerning (1) the restructuring of the Debtor’s balance sheet and other financial transactions provided for by the Plan; (2) implementation of the New Genco Governing Documents; (3) the cancellation of the Genco Notes and certain existing agreements, obligations and instruments; (4) the entrance into the Genco Working Capital Facility; (5) vesting of the assets of the Debtor’s Estate in the Reorganized Debtor; and (6) the execution, delivery, filing, or recording of all contracts, instruments, releases, and other agreements or documents in furtherance of the Plan, thereby satisfying Section 1123(a)(5) of the Bankruptcy Code.

vi.                                   Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)). The New Genco Governing Documents prohibit the issuance of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the Bankruptcy Code. As such, the Plan satisfies the requirements of Section 1123(a)(6) of the Bankruptcy Code.

vii.                                Selection of Officers and Directors (11 U.S.C. § 1123(a)(7)). The Plan satisfies the requirements of Section 1123(a)(7) of the Bankruptcy Code because the Reorganized Debtor’s initial directors and officers were disclosed in the Plan Supplement, and the manner of selection of such directors and officers is consistent with the interests of all holders of Claims and Interests, and public policy.

viii.                             Impairment/Unimpairment of Classes of Claims and Interests (11 U.S.C. § 1123(b)(1)). As permitted by Section 1123(b)(1) of the Bankruptcy Code, pursuant to Article III of the Plan, Claims in Class 1 (Other Priority Claims), Class 2 (Secured Claims), Class 3 (General Unsecured Claims) and Class 4 (Intercompany Claims) and Equity

Interests in Class 6 are Unimpaired while Claims in Class 5 (Noteholder Claims) are Impaired.

ix.                                   Assumption and Rejection (11 U.S.C. § 1123(b)(2)). As permitted by Section 1123(b)(2) of the Bankruptcy Code, Article V of the Plan provides that as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract or unexpired lease to which the Debtor is a party as of the Petition Date unless any such contract or lease (i) was previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtor on or before the Confirmation Date, or (iv) is subsequently rejected in accordance with the provisions of Section 5.3 of the Plan.

x.                                      Settlement/Retention of Claims or Interests (11 U.S.C. § 1123(b)(3)). The Plan is consistent with Section 1123(b)(3) of the Bankruptcy Code. In accordance with Section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions, settlements, and other benefits provided under the Plan, except as stated otherwise in the Plan, the provisions of the Plan constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, subordination, and other legal rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest, including the releases, exculpations and injunctions provided in the Plan. The compromise and settlement of such Claims and Interests embodied in the Plan and reinstatement and unimpairment of certain Classes identified in the Plan are in the best interests of the Debtor, the Estate, and all holders of Claims and Interests, and are fair, equitable, and reasonable. Section 6.4(a) of the Plan describes certain releases granted by the Debtor (the “Debtor Releases”). The Debtor has satisfied the business judgment standard with respect to the propriety of the Debtor Releases. Such releases are a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtor, the Estate, and the holders of Claims and Interests. Also, the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by Section 6.4(a) of the Plan; (c) given, and made, after due notice and opportunity for hearing; and (d) a bar to the Debtor asserting any Claim or Cause of Action released by Section 6.4(a) of the Plan. Additionally, the Debtor Releases are “fair and equitable” and “in the best interests of the estate” considering (i) the probability of success in litigation of the released claims given uncertainty in fact and law with respect to the claims; (ii) the complexity and likely duration and expense of litigating the released claims; and (iii) the arm’s-length negotiations with key constituents which produced the settlement. The Debtor Releases are consistent with established practice in this jurisdiction and others.

Section 6.4(b) of the Plan describes releases (the “Third-Party Release”) granted by certain holders of Claims and Interests (the “Releasing Parties”). The Third-Party Release provides finality for the Debtor, the Reorganized Debtor, and the Released Parties regarding the parties’ respective obligations under the Plan and with respect to the Reorganized Debtor. The Confirmation Hearing Notice sent to holders of Claims and Interests and published in each of USA Today, Houston Chronicle and Peoria Star Journal on December 27, 2016, and the Ballots sent to all holders of Claims and Interests entitled to vote on the Plan, in each case, unambiguously stated that the Plan contains the Third-Party Release and gave each such holder of a Claim entitled to vote on the Plan the opportunity to opt out of the Third Party Release. Such release is a necessary and integral element of the Plan, and is fair, equitable, reasonable, and in the best interests of the Debtor, the Estate, and all holders of Claims and Interests. Also, the Third-Party Release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims released by the Third-Party Release; (c) in the best interests of the Debtor and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release. The Third Party Release is consistent with established practice in this jurisdiction and others.

The exculpation, described in Section 6.5 of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good-faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each Exculpated Party has participated in the Debtor’s restructuring and the Chapter 11 Case in good faith and is appropriately released and exculpated from any Claim, obligation, Cause of Action or liability for any Claim in connection with or arising out of the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offers, the Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of New Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing, except for willful misconduct or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities with respect to the foregoing; provided, however, that the foregoing exculpation shall not apply to the Unreleased Dynegy Claims. The Exculpation, including its carve-out for gross negligence or willful misconduct, is consistent with established practice in this jurisdiction and others.

The injunction provision set forth in Section 6.6 of the Plan is necessary to implement, preserve, and enforce the Debtor’s discharge, the Debtor Releases, the Third-Party Release, and the Exculpation, and is narrowly tailored to achieve this purpose.

Section 4.13 of the Plan appropriately provides that the Reorganized Debtor will retain, and may enforce, all rights to commence and pursue, as appropriate, any and all Causes of Action except for Causes of Action that have been expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, in accordance with Section 1123(b) of the Bankruptcy Code. The provisions regarding the preservation of Causes of Action in the Plan, including the Plan Supplement and Disclosure Statement, are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtor, the Estate, and holders of Claims and Interests. The Plan is specific with respect to the Causes of Action to be retained by the Debtor and the Plan and Plan Supplement provide meaningful disclosure with respect to the potential Causes of Action that the Debtor may retain and all parties in interest received adequate notice with respect to such Causes of Action.

xi.                                   Additional Plan Provisions (11 U.S.C. § 1123(b)(6)). The other discretionary provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying Section 1123(b)(6) of the Bankruptcy Code, including, without limitation, provisions for (a) distributions to holders of Allowed Claims and Interests, (b) resolution of Disputed Claims, (c) allowance of certain Claims, (d) Indemnification Obligations, and (e) retention of Bankruptcy Court jurisdiction. The failure to address any provisions of the Bankruptcy Code specifically in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

xii.                                Cure of Defaults (11 U.S.C. § 1123(d)). Section 5.2 of the Plan provides for the satisfaction of Cure Claims associated with each executory contract and unexpired lease to be assumed in accordance with Section 365(b)(1) of the Bankruptcy Code. The cure amounts identified in the Notice of Cure Amounts in Connection with Contracts and Leases [Docket No. 6 (Exhibit 3)] (the “Cure Notice”) and any amendments thereto, or this Confirmation Order, as applicable, represent the amount, if any, that the Debtor shall pay in full and complete satisfaction of such Cure Claims. Any disputed cure amounts will be determined in accordance with the procedures set forth in Section 5.2(b) of the Plan, and applicable bankruptcy and non- bankruptcy law. As such, the Plan provides that the Debtor will cure, or provide adequate assurance that the Debtor will promptly cure, defaults with respect to assumed executory contracts and unexpired leases in compliance with Section 365(b)(1) of the Bankruptcy Code. Thus, the Plan complies with Section 1123(d) of the Bankruptcy Code.

S.                                      Compliance with Bankruptcy Rule 3016. The Plan is dated and identifies the entity submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the Bankruptcy Court satisfies Bankruptcy Rule 3016(b). The Plan and Confirmation Hearing Notice describe in specific and conspicuous language all acts to be enjoined under the Plan and identify all entities that are subject to the injunctions set forth in the Plan in accordance with Bankruptcy Rule 3016(c).

T.                                     Compliance with Bankruptcy Rule 3018. The Confirmation Hearing Notice was transmitted to all known holders of Claims against and Interests in the Debtor (see Service Affidavit) and the Publication Notice was published in USA Today, Houston Chronicle and Peoria Star Journal (see Publication Verification), sufficient time was prescribed for the parties in interest to object to the confirmation of the Plan, and the materials related to the Plan otherwise comply with Section 1126 of the Bankruptcy Code, thereby satisfying the requirements of Bankruptcy Rule 3018.

U.                                    Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtor and Dynegy have complied with the applicable provisions of the Bankruptcy Code and, thus, satisfied the requirements of Section 1129(a)(2) of the Bankruptcy Code. Specifically, (a) the Debtor is an eligible debtor under Section 109, and a proper proponent of the Plan under Section 1121(a), of the Bankruptcy Code; (b) the Debtor and Dynegy have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and (c) the Debtor and Dynegy have complied with the applicable provisions of the Bankruptcy Code, including Sections 1125 and 1126, the Bankruptcy Rules, the Bankruptcy Local Rules, any applicable non-bankruptcy law, rule and regulation, the Solicitation Order and all other applicable law, in transmitting the

Confirmation Materials, and related documents and notices, and in soliciting and tabulating the votes on the Plan. The Debtor has complied with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules in transmitting the Confirmation Hearing Notice and publishing the Publication Notice, and has otherwise complied with the provisions of Title 11, thereby satisfying Section 1129(a)(2) of the Bankruptcy Code.

V.                                         Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtor and Dynegy have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying Section 1129(a)(3) of the Bankruptcy Code. The Plan is designed to allow the Debtor to reorganize and emerge from chapter 11 with a financially de-levered capital structure that will allow it to conduct its business and satisfy its ongoing obligations with adequate liquidity and capital resources. The Debtor and Dynegy, their respective predecessors, successors, and assigns (whether by operation of law or otherwise) and their current and former equity holders, officers, directors, employees, managers, shareholders, financial advisors, attorneys, accountants, investment bankers, consultants, agents, professionals, and other representatives have acted in “good faith” within the meaning of Section 1125(e) of the Bankruptcy Code, thus satisfying the “good faith” requirement of Section 1129(a)(3). In determining that the Plan has been proposed in good faith, the Bankruptcy Court has examined the totality of the circumstances surrounding the formulation of the Plan.

W.                                      Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by the Debtor or by any person acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court. Any such payment made on a final basis before confirmation of the Plan is reasonable and any such payment to be fixed or approved on a final basis after confirmation of the Plan is subject to Bankruptcy Court approval, as reasonable. The Plan therefore satisfies Section 1129(a)(4) of the Bankruptcy Code.

X.                                              Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). Pursuant to Section 1129(a)(5) of the Bankruptcy Code, the Debtor disclosed the identity of the proposed officers and directors of the Reorganized Debtor in the Plan Supplement. The appointment or continuance of the proposed officers and directors in such offices is consistent with the interests of the holders of Claims and Interests and with public policy. The provisions are consistent with the requirements of Section 1129(a)(5) and are in the best interests of holders of Claims and Interests, and, therefore, the Plan satisfies the requirements of Section 1129(a)(5) of the Bankruptcy Code.

Y.                                              No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for the change of any rates subject to the oversight of a governmental regulatory commission. Thus, Section 1129(a)(6) of the Bankruptcy Code is inapplicable.

Z.                                               Best Interests Test (11 U.S.C. § 1129(a)(7)). Each holder of an Impaired Claim either has accepted the Plan or will receive or retain under the Plan, on account of such Claim, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date. If the Chapter 11 Case was converted to a case under chapter 7 of the Bankruptcy Code, the value of distributions from the chapter 7 case would likely be less than the value of distributions under the Plan because the Debtor would incur the additional costs and expenses of a chapter 7 trustee and other professional fees relating to the chapter 7 case. Moreover, distributions in the hypothetical chapter 7 case may not occur for a longer period of time than distributions under the Plan, thereby reducing the present value of such distributions. The liquidation analysis provided in the Disclosure Statement and other evidence proffered or adduced at or prior to the Confirmation Hearing, (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that the holders of Allowed Noteholder Claims, who are Impaired under the Plan, will receive under the Plan on account of such Claims property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. Recoveries pursuant to the Plan are equal to or in excess of those that would be available if the Debtor was liquidated pursuant to chapter 7, and, therefore, the Plan satisfies the requirements of Section 1129(a)(7) of the Bankruptcy Code.

AA.                           Acceptance or Rejection by Impaired Class (11 U.S.C. § 1129(a)(8)). As provided in Article III of the Plan, only Class 5 is Impaired under the Plan and, as evidenced by the Voting Certification, Class 5 voted to accept the Plan by the requisite number and amount of Claims. The Plan satisfies the requirements of Section 1129(a)(8).

BB.                           Treatment of Administrative, Priority, and Tax Claims (11 U.S.C. § 1129(a)(9)). The Plan provides for treatment of Allowed Claims entitled to priority pursuant to Section 507(a)(2)-(8) of the Bankruptcy Code in the manner required by Section 1129(a)(9) of the Bankruptcy Code.

CC.                           Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)). Pursuant to Section 1129(a)(10) of the Bankruptcy Code, to the extent there is an Impaired Class of Claims, at least one Impaired Class of Claims must accept the Plan, excluding acceptance by any insider. As evidenced by the Voting Certification, the only Impaired Class of Claims under the Plan, Class 5, accepted the Plan by the requisite number and amount of Claims, determined without including any acceptance of the Plan by any insider (as that term is defined in Section 101(31) of the Bankruptcy Code), specified under the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of Section 1129(a)(10) of the Bankruptcy Code.

DD.                           Feasibility (11 U.S.C. § 1129(a)(11)). The Plan is feasible. As the Debtor has demonstrated, through the financial projections attached to the Disclosure Statement and other evidence proffered or adduced at the Confirmation Hearing as well as through the Declaration and the Confirmation Brief, the Debtor will likely have sufficient funds available to meet its obligations under the Plan—including to satisfy in full Allowed Class 1 Claims, Allowed Class 2 Claims, Allowed Class 3 Claims, Allowed Class 4 Claims, Allowed Administrative Claims, Allowed Professional Fee Claims, and Allowed Priority Tax Claims and to pay the Cash Consideration, Non-Eligible Holder Distributions and the RSA Fee. The financial projections attached to the Disclosure Statement: (a) are reasonable, persuasive, credible, and accurate as of the dates such analysis or evidence was prepared, presented, or proffered; (b) utilize reasonable and appropriate methodologies and assumptions; (c) have not been controverted by other evidence; (d) establish that the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtor or any successor to the Reorganized Debtor under the Plan, except as provided in the Plan; and (e) establish that the Reorganized Debtor will have sufficient funds available to meet its obligations under the Plan. The Plan therefore complies with Section 1129(a)(11) of the Bankruptcy Code.

EE.                                  Payment of Fees (11 U.S.C. § 1129(a)(12)). The Plan satisfies the requirements of Section 1129(a)(12) of the Bankruptcy Code. Section 2.1 of the Plan provides for the payment of all fees payable by the Debtor under 28 U.S.C. § 1930.

FF.                               Retiree Benefits (11 U.S.C. § 1129(a)(13)). The Plan satisfies the requirements of Section 1129(a)(13) of the Bankruptcy Code. Section 5.8 of the Plan provides that from and after the Effective Date, the payment of all retiree benefits, as defined in Section 1114 of the Bankruptcy Code, will continue in accordance with applicable law.

GG.         Payment of Domestic Support Obligations (11 U.S.C. § 1129(a)(14)). The Debtor is not required by any judicial or administrative order, or by statute, to pay any domestic support obligation, and Section 1129(a)(14) is, therefore, inapplicable to the Plan.

HH.        Certain Payments by Individual Debtors (11 U.S.C. § 1129(a)(15)). The Debtor is not an individual, and, therefore, Section 1129(a)(15) is inapplicable to the Plan.

II.            Transfers of Property of a Debtor that Is Not a Moneyed Interest (11 U.S.C. § 1129(a)(16)). The Debtor is a for-profit corporation and Section 1129(a)(16), by its terms, applies only to corporations and trusts that are not “moneyed, business, or commercial.” Section 1129(a)(16) is, therefore, inapplicable to the Plan.

JJ.                                   No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)). Because the Plan has been accepted by the only Impaired Class, the Debtor need not show that the Plan “does not discriminate unfairly” against, and is “fair and equitable” with respect to, any non-accepting Impaired Class.

KK.                           Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only plan filed in the Chapter 11 Case. Accordingly, Section 1129(c) of the Bankruptcy Code is inapplicable in the Chapter 11 Case.

LL.                             Principal Purpose (11 U.S.C. § 1129(d)). The avoidance of Section 5 of the Securities Act of 1933 is not the principal purpose of the Plan, nor is the avoidance of taxes or any provision of applicable tax law a principal purpose of the plan. The Plan, therefore, satisfies the requirements of Section 1129(d) of the Bankruptcy Code.

MM.                     Not Small Business Case (11 U.S.C. § 1129(e)). The Chapter 11 Case is not a small business case, and accordingly Section 1129(e) of the Bankruptcy Code is inapplicable.

NN.                           Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record in the Chapter 11 Case, the Debtor and Dynegy and their directors, officers, employees, advisors, and attorneys have acted in “good faith” within the meaning of Section 1125(e) of the

Bankruptcy Code and the Bankruptcy Rules in compliance with all of their respective activities related to the Plan, the Disclosure Statement, the RSA, the Genco Working Capital Facility, the New Genco Governing Documents, the New Indenture, the New Warrant Agreement, solicitation and acceptances of the Plan and their participation in the activities described in Section 1125 of the Bankruptcy Code and, accordingly, such parties are entitled to the protections afforded by Section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 6.5 of the Plan.

OO.                           Satisfaction of Confirmation Requirements. Based on the foregoing, all other pleadings, documents, exhibits, statements, declarations, and affidavits filed in connection with confirmation of the Plan, and all evidence and arguments made, proffered, or adduced at the Confirmation Hearing, the Plan satisfies the requirements for confirmation set forth in Section 1129 of the Bankruptcy Code.

PP.                               Likelihood of Satisfaction of Conditions Precedent to the Effective Date. Each of the conditions precedent to the Effective Date, as set forth in Article VIII of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with Section 8.3 of the Plan.

QQ.                           Implementation. The terms of the Plan, including, without limitation, the Plan Supplement and all exhibits and schedules thereto, and all other documents filed in connection with the Plan, and/or executed or to be executed in connection with the transactions contemplated by the Plan and all amendments and modifications of any of the foregoing made pursuant to the provisions of the Plan governing such amendments and modifications (collectively, the “Plan Documents”) are incorporated by reference, are approved in all respects, and constitute an integral part of the Plan and this Confirmation Order. Notwithstanding anything to the contrary in this Confirmation Order, including this Confirmation Order’s incorporation or approval of the Plan Documents, nothing in this

Confirmation Order shall alter, modify or amend—and any and all Plan Documents remain subject to—the consultation and approval rights and conditions set forth in the Plan and the RSA.

RR.                           Binding and Enforceable. The Plan and the Plan Documents have been negotiated in good faith and at arm’s length and, subject to the occurrence of the Effective Date and the consultation and approval rights and conditions set forth in the Plan and the RSA, shall bind any holder of a Claim or Interest and such holder’s respective successors and assigns, whether or not the Claim or Interest is Impaired under the Plan, whether or not such holder has accepted the Plan, and whether or not such holder is entitled to a distribution under the Plan. Subject to the consultation and approval rights and conditions set forth in the Plan and the RSA, the Plan constitutes legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with its terms. Pursuant to Section 1142(a) of the Bankruptcy Code, the Plan and the Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

SS.                               Disclosure of Facts. The Debtor has disclosed all material facts regarding the Plan, including with respect to consummation of the Genco Working Capital Facility Credit Agreement and the New Genco Governing Documents, and the fact that the Debtor will emerge from its Chapter 11 Case as a validly existing corporation with separate assets, liabilities, and obligations.

TT.                             Good Faith. The Debtor, the Exculpated Parties, the Released Parties, and the Releasing Parties have been and will be acting in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions, and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order to reorganize the Debtor’s businesses and effect the Genco Working Capital Facility

Credit Agreement, the New Warrant Agreement, the New Indenture and the New Genco Governing Documents.

UU.                           Vesting of Assets. Except as otherwise provided in the Plan, this Confirmation Order, or any agreement, instrument, or other document incorporated therein, on the Effective Date, all property in the Estate, all Causes of Action, and any property acquired by the Debtor pursuant to the Plan shall vest in the Reorganized Debtor, free and clear of all Claims and interests of creditors, and all Liens with respect thereto. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

VV.                           The Genco Working Capital Facility. The Genco Working Capital Facility is an essential element of the Plan, is necessary for Confirmation and the Consummation of the Plan, and is critical to the overall success and feasibility of the Plan. Entry into the Genco Working Capital Facility, the Genco Working Capital Facility Credit Agreement and all other Credit Documents (as defined in the Genco Working Capital Facility Credit Agreement) is in the best interests of the Debtor, its Estate, and all holders of Claims or Interests. The Debtor has exercised reasonable business judgment in determining to enter into the Genco Working Capital Facility, the Genco Working Capital Facility Credit Agreement and the Credit Documents and has provided sufficient and adequate notice of the material terms of the Genco Working Capital Facility, which material terms were filed as part of the Plan and Plan Supplement. The terms and conditions of the Genco Working Capital Facility are fair and reasonable, and the parties thereto negotiated the Genco Working Capital Facility and have otherwise acted in connection with such transactions in good faith and at arm’s length.

WW.                     Professional Fees and Expenses of Ad Hoc Group and Indenture Trustee. The payment of (i) professional fees and expenses of the Ad Hoc Group, and (ii) fees and expenses of the Indenture Trustee, and their respective professionals, in each case as set forth in the Plan, are essential elements of the Plan that were negotiated in good faith and at arm’s length, and are appropriate, fair, equitable, reasonable, and in the best interests of the Debtor, the Estate, and holders of Claims and Interests.

XX.                           Executory Contracts and Unexpired Leases. The Debtor has exercised sound business judgment in determining whether to assume or reject each of its executory contracts and unexpired leases pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code and Article V of the Plan. Except as set forth herein and/or in separate orders entered by the Bankruptcy Court relating to assumption of executory contracts or unexpired leases, the Debtor has cured or provided adequate assurances that the Debtor will cure defaults (if any) under or relating to each executory contract or unexpired lease assumed under the Plan.

ORDER

NOW, THEREFORE, IT IS ORDERED, ADJUDGED, AND DECREED THAT:

1.                                      Confirmation of the Plan. The Plan (as deemed amended by this Confirmation Order) is approved and confirmed under Section 1129 of the Bankruptcy Code. The terms of the Plan, including the Plan Supplement and any exhibits or annexations thereto (all of which are subject to further modifications by the Debtor, which modifications shall not be inconsistent with the Plan or this Confirmation Order), and any documents necessary to implement, effectuate, and finalize the Plan (which documents shall be consistent with the Plan), whether or not specifically contemplated in the Plan, are approved, are an integral part of the Plan, and are incorporated by reference into the Plan and this Confirmation Order.

2.                                      Approval of Disclosure Statement. The Disclosure Statement contains “adequate information” within the meaning of Section 1125 of the Bankruptcy Code and the

Disclosure Statement is approved in all respects pursuant to Section 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3017.

3.                                      Compromise of Controversies. For the reasons stated herein, the Plan constitutes a good faith, arm’s length compromise and settlement of all Claims or controversies relating to the rights that a holder of a Claim or Interest, or any assignees thereof, may have with respect to any Allowed Claim or Interest or any distribution to be made or obligation to be incurred pursuant to the Plan, and the entry of this Confirmation Order constitutes approval of all such compromises and settlements.

4.                                      Objections Withdrawn or Overruled. The Objections, and all other objections and responses to the Disclosure Statement or the Plan, if any, not heretofore withdrawn or resolved, or otherwise resolved at the Confirmation Hearing as announced on the record, are overruled in their entirety or deemed withdrawn with prejudice.

5.                                      Rule 9019 Settlement. Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution, and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan and in this Chapter 11 Case. The entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan and the Chapter 11 Case. Such compromises and settlements are fair, equitable, and reasonable and in the best interests of the Debtor, the Estate, and all holders of Claims against and Interests in the Debtor. The Debtor is hereby authorized to execute and deliver such other instruments or documents, and take such other action as may be necessary or appropriate, to implement and effectuate the relief granted by this Confirmation Order, including, but not limited to, with respect to the settlements and compromises with the Debtor set forth in the Plan.

6.                                      Plan Classification Controlling. The classifications of Claims and Interests for purposes of distributions under the Plan shall be governed solely by the terms of the Plan.

7.                                      Deemed Acceptance of Plan. In accordance with Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims and Interests who voted to accept the Plan or who are conclusively presumed to accept the Plan are deemed to have accepted the Plan.

8.                                      Record Closed. The record of the Confirmation Hearing is hereby closed.

9.                                      Notice. The Confirmation Hearing Notice and Publication Notice constitute adequate and sufficient notice of the Confirmation Hearing in accordance with Bankruptcy Rule 2002. The Debtor provided good and sufficient notice of the Confirmation Hearing and the deadline for filing and serving objections to the Disclosure Statement and the Plan, as established by the Service Affidavit and the Publication Verification.

10.                               Authorization and Direction to Act. In accordance with Section 1142 of the Bankruptcy Code, Section 10.40 of the Illinois Business Corporation Act of 1983, and any other applicable law of any jurisdiction, the Debtor, the Reorganized Debtor, and each other appropriate party are hereby authorized and directed to take all steps and perform such acts as may be necessary, desirable, or appropriate to comply with, implement, and effectuate the Plan, whether or not such action is specifically contemplated by the Plan or this Confirmation Order.

11.                               No further approval by the Bankruptcy Court shall be required for any action, transaction, or agreement that the management of the Debtor determine is necessary or appropriate to implement and effectuate or consummate the Plan, whether or not such action, transaction, or agreement is specifically contemplated in the Plan or this Confirmation Order. This Confirmation Order shall further constitute all approvals, consents, and directions required for the Reorganized Debtor to act consistent with the Plan and the laws, rules, and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any other acts and transactions referred to in or contemplated by the Plan.

12.                               Unless specifically directed by this Confirmation Order or the Plan, no further action of the Debtor or the Reorganized Debtor shall be necessary to perform any act to comply with, implement, and effectuate the Plan. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of the Debtor or the Reorganized Debtor to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order, including authorizing the issuance of all consideration to be issued under the Plan, and authorizing entry into all agreements necessary to effectuate the Plan, including the Genco Working Capital Facility, the New Genco Governing Documents, the New Indenture and the New Warrant Agreement. For the avoidance of all doubt, the Debtor and Dynegy, as applicable, are authorized to distribute the Eligible Holder Distribution and Non-Eligible Holder Distributions pursuant to the terms of the Plan and this Confirmation Order.

13.                               Corporate Action. Prior to, on, or after the Effective Date, as appropriate, all matters expressly provided for under the Plan that would otherwise require approval of the shareholders, directors, or managers of the Debtor shall be deemed to have occurred and shall be in effect prior to, on, or after the Effective Date (as appropriate) pursuant to Section 10.40 of the Illinois Business Corporation Act of 1983 without any requirement of further action by such shareholders, directors, or managers of the Debtor.

14.                               Binding Effect. Except as otherwise provided in Section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan, the Plan Supplement, and the Plan Documents

shall bind any holder of a Claim against, or Interest in, the Debtor, and such holder’s respective successors and assigns whether or not: (a) the Claim or Interest is Impaired under the Plan, (b) such holder has accepted the Plan, (c) such holder has failed to vote to accept or reject the Plan or voted to reject the Plan, (d) such holder is entitled to a distribution under the Plan, (e) such holder will receive or retain any property or interests in property under the Plan, and (f) such holder has filed a proof of claim in the Chapter 11 Case. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan, and all documents related to the Plan shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law, subject to the consultation and approval rights and conditions set forth in the Plan and the RSA.

15.                               Existing Securities and Agreements. On the Effective Date, all Allowed Equity Interests shall be Reinstated.

16.                               Vesting of Assets in the Reorganized Debtor. Except as otherwise provided in the Plan, this Confirmation Order, or in any agreement, instrument, or other document incorporated in the Plan (including the Genco Working Capital Facility and the New Genco Governing Documents), on the Effective Date, all property in the Estate, all Causes of Action, and any property acquired by the Debtor under the Plan shall vest in the Reorganized Debtor, free and clear of all Claims and interests of creditors and all Liens with respect thereto. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. To the extent that the retention by the Debtor or the Reorganized Debtor of assets held immediately prior to emergence in accordance with the Plan is deemed, in any instance, to constitute a “transfer” of property, such transfer of property to the Debtor or the

Reorganized Debtor (a) is or shall be a legal, valid, and effective transfer of property, (b) vests or shall vest the Debtor or the Reorganized Debtor with good title to such property, free and clear of all Claims and interests of creditors and all Liens with respect thereto, except as expressly provided in the Plan or this Confirmation Order, (c) does not and shall not constitute an avoidable transfer under the Bankruptcy Code or under applicable non- bankruptcy law, and (d) does not and shall not subject the Debtor or the Reorganized Debtor to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including by laws affecting successor or transferee liability.

17.                               Effectiveness of All Actions. All actions contemplated by the Plan, including all actions pursuant to, in accordance or in connection with the Genco Working Capital Facility Credit Agreement, the New Genco Governing Documents, the New Indenture and the New Warrant Agreement are hereby effective and authorized to be taken on, prior to, or after the Effective Date, as applicable, under this Confirmation Order, without further application to, or order of the Bankruptcy Court, or further action by the respective officers, directors or equity holders of the Debtor or the Reorganized Debtor and with the effect that such actions had been taken by unanimous action of such officers, directors and equity holders.

18.                               Restructuring Transactions. Subject to the consultation and approval rights and conditions set forth in the Plan and the RSA, the Debtor or the Reorganized Debtor, as applicable, is authorized to enter into and effectuate the transactions contemplated by the Plan, including the entry into and consummation of the transactions contemplated by the RSA, the Genco Working Capital Facility Credit Agreement, the New Genco Governing Documents, the New Warrant Agreement and the New Indenture and may take any actions as may be necessary or appropriate to effect a corporate restructuring of its business or a corporate restructuring of the overall corporate structure of the Reorganized Debtor, as and to the extent provided in the Plan. Any transfers of assets or equity interests effected or any obligations incurred through such transactions are hereby approved and shall not constitute fraudulent conveyances or fraudulent transfers or otherwise be subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law. Except as otherwise provided in the Plan, the Debtor shall continue to exist after the Effective Date as a separate corporate Entity with all the powers of a corporation under the applicable law in the jurisdiction in which the Debtor is incorporated.

19.                               Cancellation of Genco Notes, Instruments, Certificates, and Other Documents. On the Effective Date, except as otherwise provided for in the Plan, the Genco Notes shall be deemed extinguished, cancelled and of no further force or effect. The obligations of the Debtor (and the Reorganized Debtor) under any agreements, indentures, or certificates of designations governing the Genco Notes and any other note, bond, or indenture evidencing or creating any indebtedness or obligation with respect to the Genco Notes shall be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Genco Notes and the Genco Notes Indenture shall continue in effect solely for the purposes of (i) allowing the holders of the Genco Notes to receive the distributions provided for Allowed Noteholder Claims under the Plan; (ii) allowing the Disbursing Agent and the Indenture Trustee to make distributions on account of the Allowed Noteholder Claims; (iii) preserving the Indenture Trustee’s rights to compensation and indemnification under the Genco Notes Indenture; (iv) permitting the Indenture Trustee to enforce its rights or any obligation owed to it under the Plan, including seeking compensation or reimbursement of fees and expenses in accordance with the terms of the Plan; (v) preserving the Indenture Trustee’s Charging Lien; and (vi) permitting the Indenture Trustee to appear in the Chapter 11 Case or any proceeding in the Bankruptcy Court or any other court. Subsequent to the performance by the Indenture Trustee or its agents of any duties that are required under the Plan, the Confirmation Order or under the terms of the Genco Notes Indenture, the Indenture Trustee and its agents (i) shall be relieved of, and released from, all obligations associated with the Genco Notes arising under the Genco Notes Indenture or under other applicable agreements or law and (ii) shall be deemed to be discharged. Any holder of Genco Notes who fails to follow the instructions set forth in Section 7.4 of the Plan and the Eligibility Letter on or prior to one hundred and sixty five (165) days after the Effective Date shall have its Claim and its distribution pursuant to the Plan on account of such Noteholder Claim discharged and forfeited and shall not participate in any distribution under the Plan. Any property in respect of such forfeited Noteholder Claims will revert to Dynegy or the Reorganized Debtor, as applicable.

20.                               Preservation and Retention of Causes of Action. Except as otherwise provided expressly in the Plan, in this Confirmation Order, or in any document, instrument, settlement agreement approved by the Bankruptcy Court, release, or other agreement entered into in connection with the Plan, nothing contained in the Plan or in this Confirmation Order shall be deemed a waiver or relinquishment of Causes of Action, or other legal or equitable defenses that the Debtor had immediately prior to the Effective Date in accordance with any provision of the Bankruptcy Code or any applicable non-bankruptcy law.

21.                               Distributions and Claims Reconciliation. The provisions of Article VII of the Plan are hereby approved in all respects and found to be fair and reasonable. Except as otherwise provided in the Plan or herein, on and after the Effective Date, the Reorganized Debtor shall have responsibility and authority for administering, disputing, objecting to, compromising, and settling, or otherwise resolving and making distributions (if any) with respect to all Claims, including all Administrative Claims, without notice to any other party or approval of, or notice to, the Bankruptcy Court.

22.                               Distribution Record Date. The Distribution Record Date shall be for a Claim other than a Noteholder Claim, the Business Day immediately following the Confirmation Date, at 5:00 p.m. prevailing Eastern time on such Business Day or such other date as designated in an order of the Bankruptcy Court. Except as otherwise provided in a Final Order of the Bankruptcy Court, transferees of Claims (other than Noteholder Claims) that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date will be treated as the holders of those Claims for all purposes. The Reorganized Debtor shall have no obligation to recognize any transfer of any such Claim occurring after the Distribution Record Date. In making any distribution with respect to any Claim (other than a Noteholder Claim) the Reorganized Debtor shall be entitled instead to recognize and deal with, for all purposes hereunder, only the Entity that is listed on the Debtor’s books and records as the holder thereof as of the close of business on the Distribution Record Date, and upon such other evidence or record of transfer or assignment that are actually known to the Reorganized Debtor as of the Distribution Record Date. Distributions on account of the Noteholder Claims shall be made in accordance with Section 7.4 of the Plan.

23.                               Interest on Distributions. Pursuant to Section 7.4 of the Plan, Eligible Holders that complete the procedures specified in Section 7.4(a)(i) of the Plan prior to the date that is 165 days after the Effective Date will be compensated for any interest payments, pre-payments, repayments, redemptions or other distributions made from the Effective Date through and including the distribution date, as if such Eligible Holder had received its New Securities on the Effective Date and Non-Eligible Holders will not be entitled to interest on Non-Eligible Holder Distributions with respect to the period after the Effective Date.

24.                               Claims Objection Deadline. As set forth in Section 7.10 of the Plan, the Reorganized Debtor, and any other party in interest to the extent permitted pursuant to

Section 502(a) of the Bankruptcy Code, shall file and serve any objection to any Proofs of Claim or proofs of Interest no later than the Claims Objection Deadline.

25.                               Assumption of Contracts and Leases. On the Effective Date, the Debtor shall be deemed to have assumed each executory contract or unexpired lease to which the Debtor is a party as of the Petition Date, unless any such contract or lease (i) was previously assumed or rejected upon motion by a Final Order, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by the Debtor on or before the Confirmation Date, or (iv) is subsequently rejected in accordance with the provisions of Section 5.3 of the Plan, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, under Section 365 of the Bankruptcy Code and the payment of cures, if any, in accordance with Article V of the Plan. Each assumed executory contract or unexpired lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements and any other interests. Modifications, amendments, supplements, and restatements to prepetition executory contracts and unexpired leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the executory contract or unexpired lease or the validity, priority, or amount of any Claims that may arise in connection therewith. Assumption of any executory contract or unexpired lease pursuant to the Plan or otherwise and full payment of any applicable cure pursuant to Section 5.2 of the Plan shall result in the full release and satisfaction of any cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time prior to the effective date of assumption.

26.                               Restructuring Support Agreement and Related Agreements. Without limiting the foregoing, (a) on the Effective Date, the Debtor shall be deemed to have assumed the RSA as of the Petition Date, including the obligation of the Debtor with respect to the RSA Fee; and (b) on the Effective Date, the Debtor shall be deemed to have assumed as of the Petition Date (i) the letter agreement between the Debtor and Willkie Farr & Gallagher LLP, dated as of May 6, 2016, and (ii) the letter agreement between the Debtor and Houlihan Lokey Capital, Inc., dated as of June 1, 2016, and such agreements shall terminate on their terms as of the day following the Effective Date, unless otherwise agreed by the parties thereto. Fees and expenses due and payable pursuant to the RSA or such letter agreements (including the RSA Fee and the fees and expenses of the Ad Hoc Group Advisors), subject to the terms and conditions thereof in all respects, as of the Effective Date, shall be an Allowed Administrative Claim under the Plan without any need to file a request for payment of such Administrative Claims. Pursuant to the RSA, each Early Consenting Noteholder shall receive on the Effective Date its pro rata share of the RSA Fee in Cash, with such pro rata share determined as the proportion that the amount of Allowed Noteholder Claims held by such Early Consenting Noteholder on the Effective Date bears to the aggregate amount of all Allowed Noteholder Claims held by the Early Consenting Noteholders and Qualified Permitted Transferees; provided, that to the extent an Early Consenting Noteholder transfers any Allowed Noteholder Claims to a Qualified Permitted Transferee in accordance with the RSA prior to the Effective Date, such Qualified Permitted Transferee shall be entitled to receive on the Effective Date such Early Consenting Noteholder’s pro rata share of the RSA Fee in respect of such transferred Allowed Noteholder Claims but not any other Allowed

Noteholder Claims held by such Qualified Permitted Transferee (unless such Qualified Permitted Transferee was an Early Consenting Noteholder).

27.                               Indemnification. Any obligations of the Debtor pursuant to its corporate charter, bylaws, or other organizational documents to indemnify current and former officers, directors, members, managers, partners, agents or employees with respect to all present and future actions, suits and proceedings against the Debtor or such officers, directors, members, managers, partners, agents or employees, based upon any act or omission for or on behalf of the Debtor shall not be discharged or impaired by confirmation of the Plan provided that the Reorganized Debtor shall not indemnify directors of the Debtor for any Claims or Causes of Action or for any other acts or omissions that are excluded under the terms of the foregoing organizational documents. All such obligations shall be deemed and treated as executory contracts assumed by the Debtor under the Plan. Indemnification Obligations owed to any of the Debtor’s Professionals pursuant to Bankruptcy Code Sections 327 or 328 and order of the Bankruptcy Court, whether such Indemnification Obligations relate to the period before or after the Petition Date, shall be deemed to be, and shall be treated as though they are, contracts that are assumed pursuant to Bankruptcy Code Section 365 under the Plan.

28.                               Director and Officer Liability Insurance. The Debtor, and upon the Effective Date, the Reorganized Debtor, shall assume all of the D&O Insurance Policies maintained by the Debtor pursuant Section 365(a) of the Bankruptcy Code. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor’s assumption of each of the D&O Insurance Policies maintained by the Debtor without any modifications. After the Effective Date, the Reorganized Debtor shall not terminate or otherwise reduce the coverage under any D&O Insurance Policies (including any “tail policy”) in effect as of October 17, 2016, and all officers, directors, members and partners of the Debtor who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such officers, directors, members or partners remain in such positions after the Effective Date.

29.                               Authorization to Consummate. The Debtor is authorized to consummate the Plan after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to the Effective Date set forth in Section 8.2 of the Plan.

30.                               Debtor’s Insurance Policies. Nothing in the Plan and/or this Confirmation Order alters the rights and obligations of the Debtor (and its Estate) and the Debtor’s insurers (and third-party claims administrators) under any insurance policies or modifies the coverage or benefits provided thereunder or the terms or conditions thereof or diminishes or impairs the enforceability of such insurance policies.

31.                               Exculpation and Limitation of Liability. No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Claim, obligation, Cause of Action or liability for any Claim in connection with or arising out of the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offers, the Consent Solicitation, the Plan, the Plan Supplement, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of New Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing, except for willful misconduct or gross negligence, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities with respect to the foregoing; provided, however, that the foregoing exculpation shall not apply to the Unreleased Dynegy Claims. The Debtor, the Reorganized Debtor, Dynegy and the Consenting Noteholders (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the New Securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of any security thereunder. Nothing in the Plan or herein shall prevent any Exculpated Party from asserting as a defense to any claim of willful misconduct or gross negligence that they reasonably relied upon the advice of counsel with respect to their duties and responsibilities under the Plan or otherwise.

32.                               Termination of Claims and Interests. Except as otherwise provided in the Plan or this Confirmation Order, all distributions under the Plan shall be in exchange for, and in complete satisfaction, settlement and release of, all Allowed Claims and Allowed Interests of any nature whatsoever against the Debtor or its Estate, assets, properties or interest in property.

33.                               Injunctions Relating to Releases. Effective as of the Effective Date, all Persons that hold, have held or may hold a Claim, Cause of Action, obligation, suit, judgment, damages, debt, right, remedy or liability of any nature whatsoever, that is released pursuant to the Plan, shall be permanently, forever, and completely stayed, restrained, prohibited, barred, and enjoined from taking any of the following actions, whether directly or indirectly, derivatively, or otherwise, on account of or based on the subject matter of such released claims, Claims, Causes of Action, obligations, suits, judgments, damages, debts, rights, remedies or liabilities, (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order, (iii) creating, perfecting, or in any way enforcing in any matter, directly or indirectly, any lien, (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any Person released under the Plan, and (v) commencing, acting, proceeding, or continuing in any manner, in any place of any judicial, arbitration or administrative proceeding in any forum, that does not comply with or is inconsistent with the provisions of the Plan or this Confirmation Order.

34.                               Injunctions to Protect Estate Assets. Except as expressly otherwise provided in the Plan, including Article VI of the Plan, or to the extent necessary to enforce the terms and conditions of the Plan, this Confirmation Order, or a separate Order of the Bankruptcy Court, all Entities who have held, hold, or may hold Claims against or Equity Interests in the Debtor shall be permanently enjoined from taking any of the following actions against the Debtor, the Debtor’s Estate, the Reorganized Debtor, and/or the Debtor’s successors or any of their property on account of any such Claims or Interests: (i) commencing, conducting, or continuing, in any manner or in any place, directly or indirectly, any action, Cause of Action or other proceeding; (ii) enforcing, levying, attaching, collecting, or otherwise recovering in any manner any judgment, award, decree or Order; (iii) creating, perfecting, or otherwise enforcing any Lien; (iv) asserting a setoff (except to the extent such setoff was exercised prior to the Petition Date), right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtor, the Debtor’s Estate, the Reorganized Debtor, and/or the Debtor’s successors or any of their property; and (v) commencing, acting, proceeding, or continuing, in any manner or in any place, any action, Cause of Action or other proceeding that does not comply with or is inconsistent with the provisions of the Plan or this Confirmation Order; provided, however, that nothing contained herein or in the Plan shall preclude any Person from exercising its rights, or obtaining benefits, directly and expressly provided to such Entity pursuant to and consistent with the terms of the Plan, and the contracts, instruments, releases, agreements, and documents delivered in connection with the Plan.

35.                               Release of Liens. To the extent that any holder of a Secured Claim that has been satisfied or discharged pursuant to the Plan, or any agent for such holder, has filed or recorded any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or any such agent for such holder) shall be authorized to and shall execute such documents as may be reasonably requested by the Debtor or the Reorganized Debtor that are necessary to cancel and/or extinguish such Liens and/or security interests.

36.                               Releases by the Debtor. On and after the Effective Date, for good and valuable consideration, each Released Party is and is deemed released and discharged by the Debtor, the Reorganized Debtor, its Estate, and any successor to any of the foregoing, from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of the Debtor that the Debtor, the Reorganized Debtor, or its Estate would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership or operation thereof), the

Debtor’s restructuring efforts, intercompany transactions involving the Debtor or its subsidiaries, transactions involving the Debtor or its subsidiaries pursuant or related to the Shared Services Agreement, the Power Supply Agreement, or the Tax Sharing Agreement, the Genco Notes Indenture, any preference or avoidance claim relating to transfers made or obligations incurred by the Debtor or its subsidiaries pursuant to Bankruptcy Code Sections 544, 547, 548, and 549, the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offers, the Consent Solicitation, the Plan, the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of the New Securities pursuant to the Plan, or the distribution of property pursuant to the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post- Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (b) any Claim or Cause of Action the Debtor, the Reorganized Debtor, or the Estate has or may have against its subsidiaries, including, but not limited to, with respect to the EEI Promissory Note.

37.          Releases by Holders of Claims and Interests. To the fullest extent permitted by applicable law, on and after the Effective Date, for good and valuable consideration, each holder of a Claim against or Interest in the Debtor (except for any holder of a Noteholder Claim in Class 5 that (i) (a) did not vote either to accept or to reject the Plan or (b) voted to reject the Plan and (ii) opted out of granting the releases set forth in Section 6.4(b) of the Plan, pursuant to any Ballot cast on the Plan by such holder) is deemed to have released and discharged each of the Released Parties from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims that could be asserted on behalf of the Debtor, that the Debtor, the Reorganized Debtor, or its Estate would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest, based on or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership or operation thereof), the Debtor’s restructuring efforts, intercompany transactions involving the Debtor or its subsidiaries, transactions involving the Debtor or its subsidiaries pursuant or related to the Shared Services Agreement, the Power Supply Agreement, or the Tax Sharing Agreement, the Genco Notes Indenture, any preference or avoidance claim relating to transfers made or obligations incurred by the Debtor or its subsidiaries pursuant to Bankruptcy Code Sections 544, 547, 548, and 549 or applicable state law, the formulation, preparation, dissemination, or negotiation of the RSA or the Genco Working Capital Facility, or any contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Exchange Offers, the Consent Solicitation, the Plan, the Chapter 11 Case, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of New Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to the foregoing; provided, however, that notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (a) any post-Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan; (b) any Claim or Cause of Action against a Released Party (other than the Debtor and its subsidiaries) based on or relating to, or in any manner arising from, securities existing on or before the Effective Date that were issued by a Released Party (other than the Debtor and its subsidiaries) or debt incurred by a Released Party (other than the Debtor and its subsidiaries); and (c) the Unreleased Dynegy Claims.

38.          Approval of Releases. The release, exculpation, discharge, and injunction provisions set forth in Article VI of the Plan are approved and authorized in their entirety, and such provisions are effective and binding on all parties and Entities to the extent provided in the Plan.

39.          Term of Bankruptcy Injunction or Stays. Unless otherwise provided in the Plan, this Confirmation Order, or a separate order from the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Case in accordance with Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in such applicable Order.

40.          Claims Agent. Unless the Claims Agent has been previously relieved of its duties by written notice of the Debtor prior thereto, the request for the Order entered pursuant to Section 350 of the Bankruptcy Code and Bankruptcy Rule 3022 closing the Chapter 11 Case (the “Final Decree”) shall provide that the Claims Agent, in its capacity as claims, noticing, and balloting agent shall be relieved of such duties on the date of the entry of the Final Decree.

41.          Genco Working Capital Facility. On or prior to the Effective Date, the Reorganized Debtor is authorized to enter into the Genco Working Capital Facility on the terms set forth in the Genco Working Capital Facility Credit Agreement. Upon entry of this Confirmation Order, the Genco Working Capital Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtor or the Reorganized Debtor in connection therewith) shall be deemed approved, to the extent not approved by the Bankruptcy Court previously, and the Reorganized Debtor is authorized and directed (a) to execute and deliver those documents necessary or appropriate to obtain the Genco Working Capital Facility, including the Genco Working Capital Facility Credit Agreement and the Credit Documents (as defined in the Genco Working Capital Facility Credit Agreement), and (b) to grant security interests of the priority required by the Credit Documents to the Lender (each as defined in the Genco Working Capital Facility Credit Agreement) in substantially all of its assets, in each case, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, in each case, subject to the consultation and approval rights and conditions set forth in the Plan and RSA and such documents, liens and security interests are approved. The Genco Working Capital Facility, including the Genco Working Capital Facility Credit Agreement and the documents and agreements entered into in connection therewith, shall constitute legal, valid, binding and authorized obligations of the Reorganized Debtor, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Genco Working Capital Facility Credit Agreement and the documents and agreements entered into in connection therewith are being extended, and shall be deemed to have been extended, in good faith, for legitimate business purposes and for fair consideration and reasonably equivalent value, are reasonable, shall not be subject to avoidance, recharacterization or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted in accordance with the Genco Working Capital Facility Credit Agreement and the documents and agreements entered into in connection therewith (a) shall be deemed to be approved; (b) shall be legal, binding and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Genco Working Capital Facility Credit Agreement and the documents and agreements entered into in connection therewith; (c) shall be deemed perfected on the Effective Date, subject only to such Liens and security interests as may be permitted under the Genco Working Capital Facility Credit Agreement, and with the priorities established in respect thereof (including the intercreditor agreement referenced therein) and applicable non- bankruptcy law; and (d) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances or other voidable transfers under the Bankruptcy Code or any applicable nonbankruptcy law. All reasonable and documented costs and expenses paid or to be paid by the Debtor to the Lender on the Closing Date (as defined in Exhibit C to the Plan) in connection with the transactions contemplated by the Credit Documents are ratified and approved as Allowed Administrative Claims under Sections 503(b) and 507(a)(2) of the Bankruptcy Code and any such unpaid costs and expenses shall be paid when due under the Credit Documents, and may not be disgorged. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, after the Effective Date, any disputes arising under the Genco Working Capital Facility Credit Agreement, including enforcement of the documentation with respect to the Credit Documents or any rights or remedies relating thereto after the Effective Date, will be governed by the jurisdictional provisions therein, and the Bankruptcy Court’s retention of jurisdiction shall not govern the enforcement of any rights or remedies relating to, or any other matters arising under, the Genco Working Capital Facility.

42.          New Genco Governing Documents. The terms of the New Genco Governing Documents included in the Plan Supplement are approved in all respects. Subject to the consultation and approval rights and conditions set forth in the Plan and RSA, the obligations of the Reorganized Debtor will, upon execution, constitute legal, valid, binding, and authorized obligations of the Debtor or Reorganized Debtor, as applicable, enforceable in accordance with their terms and not in contravention of any state or federal law. On the Effective Date, without any further action by the Bankruptcy Court or the directors, officers, or equity holders of the Reorganized Debtor, the Reorganized Debtor will be and is authorized to enter into the New Genco Governing Documents and all related documents to which the Reorganized Debtor is contemplated to be a party on the Effective Date. In addition, on the Effective Date, without any further action by the Bankruptcy Court or the directors, officers or equity holders of the Reorganized Debtor, the Reorganized Debtor will be and is authorized to: (a) execute, deliver, file, and record any other contracts, assignments, certificates, instruments, agreements, guaranties, or other documents executed or delivered in connection with the New Genco Governing Documents; (b) perform all of its obligations under the New Genco Governing Documents; and (c) take all such other actions as any of the responsible officers of the Reorganized Debtor may determine are necessary, appropriate or desirable in connection with the consummation of the transactions contemplated by the New Genco Governing Documents, subject to the consultation and approval rights and conditions set forth in the Plan and the RSA.

43.          Directors and Officers of Reorganized Debtor. The Reorganized Debtor’s initial directors and officers were disclosed prior to the Confirmation Hearing. Based on the foregoing, the appointment to, or continuance in, the applicable office by the applicable individual is consistent with the interests of the creditors and equity security holders and with public policy.

44.          Resignation of Board Members. The resignation of Carolyn Burke, Mario Alonso, Julius Cox, Marjorie Bowen and Kevin Howell as directors of the Debtor shall be effective on the Effective Date without any further action needed by the Debtor.

45.          Filing and Recording. This Confirmation Order is and shall be binding upon and shall govern the acts of all persons or entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required, by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any document or instrument. Each and every federal, state, and local government agency is hereby directed to accept any and all documents and instruments necessary, useful, or appropriate (including financing statements under the applicable uniform commercial code) to effectuate, implement, and consummate the transactions contemplated by the Plan and this Confirmation Order without payment of any stamp tax or similar tax imposed by state or local law.

46.          Bar Date for Administrative Claims. Requests for Administrative Claims must be filed by no later than the Business Day that is forty-five (45) days after the Effective Date. On the Effective Date or as soon thereafter as is practical, each holder of an Allowed Administrative Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which such holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing, either (i) on the Effective Date, (ii) if the Administrative Claim is not Allowed as of the Effective Date, the first Business Day after the date that is thirty (30) calendar days after the date on which such Administrative Claim becomes an Allowed Claim, or (iii) if the Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case, pursuant to terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim, without any further action by the holders of such Allowed Administrative Claim. Notwithstanding anything to the contrary in the Plan, all Administrative Claims based on the fees and expenses of Professionals shall only be paid after Bankruptcy Court authorization. Holders of Administrative Claims that are required to file and serve a request for payment of such Administrative Claims that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtor, or its property and such Administrative Claims shall be deemed discharged as of the Effective Date.

47.          Priority Tax Claims. On the Effective Date or as soon thereafter as is practical, each holder of an Allowed Priority Tax Claim, if any, shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as shall have been determined by the Debtor or by the Reorganized Debtor, either (i) on or as soon as reasonably practicable after the Effective Date or the date on which such Priority Tax Claim becomes Allowed, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Bankruptcy Code Section 1129(a)(9)(C), or (iii) such different treatment as to which such holder and the Debtor or the Reorganized Debtor, as applicable, shall have agreed upon in writing.

48.          Payment of Fees and Expenses. The provisions governing the payment of fees and expenses set forth in Section 10.4 of the Plan are approved in their entirety.

49.          Professional Compensation. The provisions governing Professional compensation set forth in Section 10.3 of the Plan are approved in their entirety.

50.          Professional Fee Claim Bar Date. All requests for compensation or reimbursement of Professionals retained in this Chapter 11 Case for services performed and expenses incurred prior to the Effective Date shall be filed by no later than forty-five (45) days after the Effective Date. Upon the Effective Date, any requirement that Professionals comply with Sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and Professionals may be employed and paid in the ordinary course of business without any further notice to, or action, Order, or approval of, the Bankruptcy Court.

51.          Objections to and Resolution of Claims. The Reorganized Debtor shall have the right to file objections and/or motions to estimate any and all Claims after the Effective Date. The Reorganized Debtor shall have the authority to compromise, settle, otherwise resolve or withdraw any objections, without approval of the Bankruptcy Court. The Reorganized Debtor shall further have the authority to resolve and settle any and all Claims without approval of the Bankruptcy Court.

52.          Return of Deposits. All utilities, including any Person who received a deposit or other form of “adequate assurance” of performance pursuant to Section 366 of the Bankruptcy Code during the Chapter 11 Cases (collectively, the “Deposits”), whether pursuant to the Order (I) Approving the Debtor’s Proposed Adequate Assurance of Payment for Future Utility Services, (II) Prohibiting Utility Companies From Altering, Refusing, or Discontinuing Services, and (III) Approving the Debtor’s Proposed Procedures for Resolving Additional Assurance Requests [Docket No. 35] (the “Utilities Order”) or otherwise, including, gas, electric, telephone, data, cable, trash, and sewer services, are directed to return such Deposits to the Reorganized Debtor, either by setoff against postpetition indebtedness or by Cash refund, within thirty (30) days following the Effective Date. Additionally, the Debtor or Reorganized Debtor, as applicable, is hereby authorized to close the Adequate Assurance Account (as defined in the Utilities Order) and utilize such funds in the operation of its business.

53.                               Exemption from Transfer Taxes. Pursuant to Section 1146(a) of the Bankruptcy Code, any transfers (whether from the Debtor to the Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtor or the Reorganized Debtor; (b) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (c) the making, assignment, or recording of any lease or sublease; (d) the grant of collateral as security for any or all of the Genco Working Capital Facility; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment to the fullest extent contemplated by Section 1146(a) of the Bankruptcy Code, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation of any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

54.                               Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the Plan and this Confirmation Order.

55.                               Debtor’s Actions Post-Confirmation Through the Effective Date. During the period from entry of this Confirmation Order through and until the Effective Date, the Debtor shall continue to operate its business as a debtor in possession, subject to the oversight of the Bankruptcy Court as provided under the Bankruptcy Code, the Bankruptcy Rules, and this Confirmation Order and any order of the Bankruptcy Court that is in full force and effect.

56.                               Post-Effective Date Fees and Expenses. From and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable, documented and undisputed fees and expenses of Professionals thereafter incurred by the Reorganized Debtor, including such fees and expenses incurred in connection with the implementation and consummation of the Plan.

57.                               Nonseverability of Plan Provisions Upon Confirmation. Each provision of the Plan is: (a) valid and enforceable in accordance with its terms; (b) integral to the Plan and may not be deleted or modified without the Debtor’s consent (and subject to such other consents and consultation rights set forth in the Plan) in accordance with the terms set forth in the Plan; and (c) nonseverable and mutually dependent.

58.                               References to Provisions of the Plan. The failure to specifically include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Bankruptcy Court that the Plan be confirmed in its entirety and such provisions shall have the same binding effect, enforceability, and legality as every other provision of the Plan. Each term and provision of the Plan, as it may have been altered or interpreted by the Bankruptcy Court, is valid and enforceable pursuant to its terms.

59.                               Post-Confirmation Modifications. Without the need for further order or authorization of the Bankruptcy Court, the Debtor or the Reorganized Debtor, as applicable, is authorized, subject to the consents required by the Plan, and empowered to make any and all modifications to any and all documents that are necessary to effectuate the Plan that do not materially modify the terms of such documents and are consistent with the Plan and the RSA, in each case, subject to any applicable consultation and approval rights and conditions set forth therein. Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtor and the Reorganized Debtor expressly reserve their respective rights prior to the Effective Date to revoke or withdraw, or to alter, amend, or modify materially the Plan, one or more times after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such manner as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Section 10.11 of the Plan.

60.                               Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state, federal, or other governmental authority with respect to the implementation or consummation of the Plan, any certifications, documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan.

61.                               Substantial Consummation. The substantial consummation of the Plan, within the meaning of Section 1101(2) of the Bankruptcy Code, shall be deemed to occur on or as of the Effective Date.

62.                               Notice of Entry of Confirmation Order. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c), promptly after entry of this Confirmation Order, the Debtor shall cause a notice of the entry of this Confirmation Order to be served on all parties on whom the Confirmation Hearing Notice was served within ten (10) Business Days after the date of entry of this Confirmation Order or as soon as reasonably practicable thereafter. Notwithstanding the above, no notice of Confirmation or service of any kind shall be required to be mailed or made upon any Entity to whom the Debtor mailed notice of the Confirmation Hearing, but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address” or “forwarding order expired,” or similar reason, unless the Debtor has been informed in writing by such Entity, or is otherwise aware, of that Entity’s new address. The above-referenced notices are adequate under the particular circumstances of the Chapter 11 Case and no other or further notice is necessary.

63.                               Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified, or vacated by subsequent order of this Bankruptcy Court or any other court of competent jurisdiction, such reversal, modification, or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtor’s or other applicable persons’ receipt of written notice of such order. Notwithstanding any such reversal, modification, or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the Effective Date of such reversal, modification, or vacatur shall be governed in all respects by the provisions of this Confirmation Order or any amendments or modifications thereto.

64.                               Applicable Non-Bankruptcy Law. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order and the Plan shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

65.                               Retention of Jurisdiction. To the fullest extent permitted by applicable law, pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court, except as otherwise provided in the Plan or herein, shall retain exclusive jurisdiction over all matters arising in, arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, but not limited to, the matters set forth in Section 9.1 of the Plan.

66.                               Failure of Consummation. The Plan shall not become effective unless and until the conditions set forth in Section 8.2 of the Plan have been satisfied or waived pursuant to Section 8.3 of the Plan. If the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be null and void in all respects; (c) no distributions will be made; and (d) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims, Interests, or Causes of Action, (ii) prejudice in any manner the rights of the Debtor or any other Entity, or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor or any other Entity.

67.                               Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

68.                               Effect of Conflict. This Confirmation Order supersedes any Bankruptcy Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order. If there is any inconsistency between the terms of the Plan and the terms of this

Confirmation Order, then, solely to the extent of such inconsistency, the terms of this Confirmation Order govern and control.

69.                               Final Order, Effective Date. This Confirmation Order is a Final Order and the period in which an appeal must be filed shall commence upon the entry hereof. Notwithstanding Bankruptcy Rules 7062 or 3020(e), this Confirmation Order shall be effective and enforceable immediately upon its entry.

70.                               Waiver of Stay. For good cause shown, the stay of this Confirmation Order provided by any Bankruptcy Rule is waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Bankruptcy Court.

71.                               Agreement with the United States. Notwithstanding any provision in the Plan, this Confirmation Order or the related Plan documents, nothing discharges or releases the Debtor, the Reorganized Debtor or any non-debtor from any claim, liability or cause of action of the United States or any state or impairs the ability of the United States or any state to pursue any claim, liability or cause of action against any Debtor, Reorganized Debtor or non- debtor. All claims, liabilities, or causes of action of or to the United States or any state shall survive the bankruptcy case as if the case had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights or claims would have been resolved or adjudicated if the bankruptcy case had not been commenced. Without limiting the foregoing, for the avoidance of doubt: (1) the United States or any state shall not be required to file any claims in the Debtor’s bankruptcy cases in order to be paid on account of any claim, liability or cause of action; (2) nothing in the Plan, this Confirmation Order or the related Plan documents shall affect or impair the exercise of the United States’ or any states’ police and regulatory powers against the Debtor and/or the Reorganized Debtor; provided, however, that nothing in this clause shall affect the applicability of the automatic stay and its exceptions prior to the

Effective Date; (3) nothing in the Plan, this Confirmation Order or the related Plan documents shall be interpreted to set cure amounts or to require the government or any state to novate or otherwise consent to the transfer of any federal or state interests and (4) nothing in the Plan, this Confirmation Order or the related Plan documents shall affect or impair the United States’ or any states’ rights to assert setoff and recoupment against the Debtor and/or the Reorganized Debtor and such rights, as well as any and all rights and defenses of the Debtor and the Reorganized Debtor, are expressly preserved.

72.                               Agreement with Advatech, LLC. Nothing in this Confirmation Order shall alter, modify or amend Advatech, LLC’s (“Advatech”): (i) Allowed Claims against the Debtor, if any, arising out of or related to that certain Second Amended and Restated Newton FGD System Engineering, Procurement, Construction and Commissioning Services Contract dated December 15, 2014 (the “Restated Contract”) between the Debtor and Advatech (“Advatech Claims”); or (ii) existing valid and properly perfected liens against any of the Debtor’s property that secure Allowed Advatech Claims, if any, including, but not limited to, existing valid and properly perfected liens against any property that becomes vested in the Reorganized Debtor as a result of the confirmation of the Plan. No existing valid liens held by Advatech against any property of the Debtor or the Reorganized Debtor shall be released as a result of the confirmation of the Plan or as a consequence of this Confirmation Order, nor shall the priority of such liens be modified in any way by the confirmation of the Plan or as a consequence of this Confirmation Order. Furthermore, pursuant to Sections 3.3(c) and 7.11 of the Plan, if an Advatech Claim becomes an Allowed General Unsecured Claim, the Debtor has the obligation to pay such Allowed Claim in full in Cash or to provide treatment that otherwise renders such Allowed General Unsecured Claim Unimpaired on or as soon as reasonably practicable after the date on which such Claim becomes Allowed, whether by virtue of any cash reserve established to pay Disputed Claims or otherwise. In addition, nothing in this Confirmation Order shall alter, modify or amend the rights of Advatech or the Debtor under the Restated Contract to pursue non-binding mediation and, if unsuccessful, binding arbitration, as more fully set forth in Article 21 therein, without the need of any further order of this Court.

73.                               Agreement with GS RC Coffeen, LLC. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the parties identified as potential defendants to certain Retained Causes of Action in Exhibit G(viii) of the Supplement to the Plan Supplement shall retain all of their defenses to such Causes of Action.

74.                               Payment of Statutory Fees. The Reorganized Debtor shall be responsible for timely payment of United States Trustee quarterly fees incurred pursuant to 28 U.S.C. §1930(a)(6). Any fees due as of the date of confirmation of the Plan will be paid in full before the Effective Date of the Plan or on the scheduled due date, whichever occurs first. After confirmation, the Reorganized Debtor shall timely pay United States Trustee quarterly fees as such fees accrue until the Chapter 11 Case is closed by the Bankruptcy Court. The Debtor or Reorganized Debtor shall timely file with the Bankruptcy Court and serve on the United States Trustee quarterly financial reports for each quarter (or portion thereof) that the Chapter 11 Cases remain open, in a format prescribed by the United States Trustee.

75.                               Exemption from Registration Requirements. Pursuant to Section 1145 of the Bankruptcy Code and any other available exemption from registration under the Securities Act, as applicable, the offering, issuance, and distribution of New Securities as contemplated by the Plan shall be exempt from the registration requirements of Section 5 of the Securities Act and any other registration requirements under other applicable securities laws. The New Securities may be resold by the holders thereof without restriction, except to the extent that any such holder is deemed to be an “underwriter” as defined in Section 1145(b)(1) of the Bankruptcy Code (in which case, such New Securities may be resold by the holders thereof pursuant to registration under, or applicable exemptions from registration under, the Securities Act).

Dated: 1/25, 2017

Houston, Texas

/s/ Marvin Isgur
MARVIN ISGUR
UNITED STATES BANKRUPTCY JUDGE